Exhibit 99.24

Contract No.: Chinalco Car Project Wai Rong Zi 2009-00[•]

Facility Agreement

Dated March 27, 2009

among

[•]

as Borrower

and

China Development Bank Limited

as Lead Arranger

and

China Development Bank Limited

The Export-Import Bank of China

Agricultural Bank of China Limited

Bank of China Limited

as Lenders

This Facility Agreement (this “Agreement”)(1) is executed on March 27, 2009 by and among:

Borrower:   [insert name of relevant borrower] (the “Borrower”)

Registered Address:	Walkers Chambers
171 Main Street
Road Town, Tortola
VG1110, British Virgin Islands
Telephone:	+ 284-4942204
Facsimile:	+ 284-4945535

Lead Arranger: China Development Bank Limited (the “Lead Arranger”)

Legal Representative: Mr. Chen Yuan

Registered Address:    No. 29, Fu Cheng Men Wai Street, Xicheng District, Beijing, China

Telephone: +86-10-66492152

Facsimile: +86-10-66413956

Lenders (collectively the “Lenders”)

(1) Party A: China Development Bank Limited

Legal Representative: Mr. Chen Yuan

Registered Address:    No. 29, Fu Cheng Men Wai Street, Xicheng District, Beijing, China

Telephone: +86-10-66492152

Facsimile: +86-10-66413956

(2) Party B: The Export-Import Bank of China

Legal Representative: Mr. Li Ruogu

Registered Address:    No.30, Fu Xing Men Nei Street, Xicheng District, Beijing, China

Telephone: +86-10-66058085

Facsimile: +86-10-66060636

(3) Party C: Agricultural Bank of China Limited

Legal Representative: Mr. Xiang Junbo

Registered Address:    No. 69, Jian Guo Men Nei Avenue, Dongcheng District, Beijing, China

Telephone: +86-10-85106600

Facsimile: +86-10-85106661

(1)  Chinalco Finance Holdings Limited, Chinalco Assets Holdings Limited, Chinalco Iron Ore Assets Holdings Limited, Chinalco Aluminum Assets Holdings Limited and Chinalco Copper Assets Holdings Limited each entered into a Facility Agreement substantially in the form of this Agreement.  Any changes in the Facility Agreement of Chinalco Assets Holdings Limited from this form of Facility Agreement are indicated in brackets and footnotes.

(4) Party D: Bank of China Limited

Legal Representative: Mr. Xiao Gang

Registered Address:    1 Fu Xing Men Nei Street, Beijing, China

Telephone: +86-10-66596688

Facsimile:  +86-10-66593777

WHEREAS:

For the purpose of the transactions pursuant to the terms set out in the Transaction Documents (as defined below) (collectively the “Transactions” and individually a “Transaction”), the Borrower which is indirectly wholly-owned by its Chinese sponsor Aluminum Corporation of China (“CAA” or the “Guarantor”), has submitted an application to the Lenders for a loan facility on a Certain Funds basis (as defined in Article 14).  After examination, the Lenders agree to make the loan facility available to the Borrower in accordance with the terms and conditions hereunder.

In order to define the rights and obligations of the parties, the parties agree to enter into this Agreement.

The parties hereto agree and acknowledge that the Loan (as defined in Article 1) constitutes a part of the overall financing relating to the Transactions pursuant to the facility agreements and guarantee agreements listed in Annex 5 to this Agreement (collectively hereinafter the “Transaction Financing Documents”).

Definitions:

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Availability Period” means the period from and including the date this Agreement becomes effective in accordance with Article 41 hereof to and including the date of [July 31, 2010](2), and such period may be extended by the parties hereto upon agreement.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Beijing, Hong Kong, London, New York and the British Virgin Islands.

(2)  For the Facility Agreement of Chinalco Assets Holdings Limited, the applicable date is July 31, 2012.

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“Completion Date” means the date of the first drawdown under this Agreement.

“Drawdown Date” means, in relation to a Loan, the date for the making of such drawdown as specified by the Borrower in the Drawdown Notice.

“Drawdown Notice” means a notice requesting a Loan substantially in the form set out in Annex 2 hereto (Drawdown Notice).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Initial Lenders” means China Development Bank Limited, The Export-Import Bank of China, Agricultural Bank of China Limited and Bank of China Limited.

“Obligor” means the Borrower or the Guarantor.

“PRC” means the People’s Republic of China, and for the purpose of this Agreement only excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

“Rio Tinto” means Rio Tinto plc and Rio Tinto Limited and their respective Affiliates.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)                                which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)                               more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)                                which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Transaction Documents” has the meaning given to that term in the Co-operation and Implementation Agreement (as amended or supplemented from time to time the “CIA”) dated 12 February, 2009 by and among, inter alia, Rio Tinto plc, Rio Tinto Limited and CAA (listed in Annex 4 (Transaction Documents) to this Agreement), as such documents may be amended or supplemented from time to time.

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Chapter 1 Amount, Purpose and Period of the Loan

Article 1               (a) Subject to the terms and conditions herein, each Lender agrees to grant to the Borrower a loan commitment amount set out opposite its name (each a “Loan Commitment Amount”, and collectively, the “Loan Commitment Amounts”) in Annex 1 hereto (Loan Commitment Amounts), with the aggregate of the Loan Commitment Amounts of all the Lenders hereunder not to exceed                        (the “Loan”; and where required by the context, the term “Loan” shall also mean each loan made under this Agreement).

        (b)  The obligations assumed by each Lender under the Transaction Financing Documents shall be several. Failure by any Lender to perform its obligations under the Transaction Financing Documents shall not affect in whatsoever manner the obligations of the other parties under the Transaction Financing Documents. No Lender shall be held liable for the obligations of any other Lenders under the Transaction Financing Documents.

        (c) The rights of each Lender under or in connection with the Transaction Financing Documents shall be separate and several. The debts incurred by any Obligor in respect of any Lender under the Transaction Financing Documents shall be separate and several.

        (d) Unless otherwise provided in the Transaction Financing Documents, any Lender may severally enforce its rights under the Transaction Financing Documents.

Article 2               The Loan under this Agreement should be used exclusively for the financing of the Transactions and related financing requirements by CAA and/or its Subsidiaries related to the Transactions, including (i) capital expenditure and other payments required to be made by CAA and/or its Subsidiaries related to the Transactions and (ii) any fees, costs, expenses and taxes incurred by CAA and/or its Subsidiaries related to the Transactions, in each case in connection with the Transactions, the Transaction Documents or the Loan ((i) and (ii) collectively, the “Purpose”).  Without the prior written consent of the Lenders, the Borrower shall not change the Purpose of the Loan under this Agreement.

Article 3               The loan period under this Agreement shall be fifteen (15) years, commencing from the Completion Date and ending on the date falling on the 15th anniversary of the Completion Date.

Article 4               The Borrower shall notify the Lenders in writing not less than (i) five (5) Business Days (unless otherwise agreed by the parties hereto) if the proposed drawdown amount is less than US$1,000,000,000; (ii) ten (10) Business Days (unless otherwise agreed by the parties hereto) if the proposed drawdown amount is equal to or more than US$1,000,000,000 but less than US$3,000,000,000; or (iii) fifteen (15)

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Business Days (unless otherwise agreed by the parties hereto) if the proposed drawdown amount is equal to or more than US$3,000,000,000, in each case prior to the proposed Drawdown Date that it wishes to drawdown a Loan by submitting to the Lenders a Drawdown Notice.  Notwithstanding the foregoing, where pursuant to the provisions of the Transaction Documents CAA and/or its Subsidiaries related to the Transactions are required to consummate the closing of the relevant Transaction within a period shorter than the applicable prior notice period as set out above, the parties agree that such shorter period shall be the prior notice period provided however that it shall not be less than five (5) Business Days.

The Borrower may borrow the Loan in multiple drawings provided that (i) the amount of each drawing requested is not less than US$25,000,000 and (ii) aggregate principal amount of such borrowings shall not exceed the amount referred to in Article 1.  The Borrower shall draw down the Loan from the Lenders on a proportional basis.

Any unutilized Loan shall be immediately cancelled at the end of the Availability Period.

Chapter 2  Interest Rate and Interest

Article 5               The interest rate applied to the Loan under this Agreement shall be the sum of six (6)-month London Inter-Bank Offered Rate (LIBOR) on the second Business Day preceding the first day of each Interest Period (as defined in Article 12) plus ninety (90) BP per annum.

“LIBOR” means, in relation to any Loan:

(a)                                  the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or service ceases to be available, the Lenders may specify another page or service displaying the appropriate rate after consultation with the Borrower (the “Screen Rate”); or

(b)                                 if no Screen Rate is available for U.S. dollars for the Interest Period of the Loan the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lenders at their request quoted by Bank of America, HSBC and BNP Paribas (or such other banks as may be agreed between the parties) (the “Reference Banks”) to leading banks in the London interbank market, as of 11.00am (London time) (the “Specified Time”) on the Quotation Day for the offering of  deposits in the currency of the Loan and for a period comparable to the Interest Period for the Loan.

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“Quotation Day” means in relation to any Interest Period for which the interest rate is to be determined, the second Business Day preceding the first day of that Interest Period.

The Lenders shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

Article 6               Subject to Article 7, if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

Article 7               If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

1.                                       ninety (90) BP per annum; and

2.                                       the rate notified by any Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to such Lender of funding the Loan from whatever source it may reasonably select.

Special Provision:

In this Agreement “Market Disruption Event” means:

(a)                                  at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Lenders to determine LIBOR for US Dollars and the relevant Interest Period; or

(b)                                 before close of the Business Day in London on the Quotation Day for the relevant Interest Period, any Lender notifies the Borrower that by reason of circumstances affecting the interbank market generally the cost to such Lender of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

Article 8               If a Market Disruption Event occurs and any Lender or the Borrower so requires, the Lenders and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest. Any alternative basis agreed pursuant to this Article 8

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shall be binding on the parties.

Article 9               Interest shall accrue on the Loan under this Agreement from day to day and be calculated on the basis of actual days elapsed and a year of 360 days.

Article 10        Accrued interest shall be paid in full on each Interest Payment Date (as defined in Article 12).

Article 11

(1)                                  If the Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment at a rate which, subject to paragraph (2) below, is one percent (1%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan of the overdue amount for successive Interest Periods.  Any interest accruing under this Article 11 shall be paid by the Borrower as soon as possible or within ten (10) Business Days of demand by the Lenders.

(2)                                  Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount and will be paid by the Borrower as soon as possible or within ten (10) Business Days of demand by the Lenders.

Article 12        The interest on the Loan under this Agreement shall be calculated and paid on a six (6)-month basis (or any other period agreed between the Borrower and the Lenders) (each an “Interest Period”).  Each Interest Period shall end on March 31 or September 30 of every year (each an “Interest Payment Date”).  The first Interest Period (for any Loan drawdown) shall commence on the first Drawdown Date for such Loan and end on the last day of the full Interest Period immediately succeeding such Drawdown Date if such Drawdown Date occurs ninety (90) days or less before the immediately following March 31 or September 30 (as the case may be), or in all other cases, on the immediately following March 31 or September 30 (as the case may be) (the “First Interest Payment Date”).  The subsequent Interest Periods shall commence on the day following the last day of the preceding Interest Period and end on the following Interest Payment Date.

Article 13        If any Interest Payment Date falls on a non-Business Day, the interest shall be paid on either (a) the next Business Day or (b) the preceding Business Day, as agreed with each Lender.

Chapter 3  Drawdown

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Article 14        The Lenders shall have no obligation to lend hereunder and no disbursement shall be made unless and until the Lenders have received or are satisfied that on the Drawdown Date they will receive or, have otherwise waived their right to receive, all of the following documents in relation to each Obligor, each in form and substance satisfactory to them acting reasonably (other than the documents listed in paragraph 4 below which shall be deemed satisfied upon delivery):

1.                                       constitutional documents of the Obligors;

2.                                       resolution of board of directors for the Borrower;

3.                                       specimen signatures of the Obligors;

4.                                       a copy of the Transaction Documents that have been executed prior to the date of the Drawdown Notice in accordance with the terms of the Transaction Documents (subject to any requirements or restrictions with respect to disclosure of such documents set forth in the Transaction Documents);

5.                                       the PRC Approvals as set out in Schedule 1 (Conditions Precedent) of the CIA; and

6.                                       the FIRB Approval as set out in Schedule 1 (Conditions Precedent) of the CIA, except with respect to transactions in connection with Copper Assets (as defined under the CIA).

If the foregoing documents are duplicate copies they should be certified by the legal representative or the authorized signatory of the relevant Obligor as true, complete and valid by way of signature.

[In addition to the above conditions, in respect of the first drawdown by the Borrower, unless and until any Borrower (as defined in the Transaction Financing Documents, but excluding the Borrower hereunder) has completed its first drawdown pursuant to such Transaction Financing Documents, the Lenders hereunder shall have no obligation to lend and no disbursement shall be made.](3)

Special Provision:

“Certain Funds”: During the Availability Period (the “Certain Funds Period”), provided that the conditions set out above in this Article 14 are complied with, and, notwithstanding any other term of this Agreement or other Transaction Financing Documents to the contrary, the Lenders shall not be entitled to:

(3)  This clause is included only in the Facility Agreement of Chinalco Assets Holdings Limited, but not in the other Facility Agreements.

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(a)                                  decline or refuse or fail to make any Loan under this Agreement;

(b)                                 cancel any unutilized Loan;

(c)                                  exercise any right of rescission, repudiation, termination or similar right or remedy;

(d)                                 accelerate, make demand or cause or require repayment of any Loan or take any action under Article 29; or

(e)                                  exercise any right of set off or counterclaim in respect of any Loan or the proceeds thereof,

Upon expiration of the Certain Funds Period, nothing in this Article 14 will affect the Lenders’ rights under this Agreement in respect of an Event of Default which is outstanding, irrespective of whether or not that Event of Default occurred during the Certain Funds Period or not.

For the avoidance of doubt, other than specified in this Article 14, no other conditions to drawdown of the Loan shall apply

Article 15   Upon satisfaction (or waiver) of all conditions provided under Article 14, the Lenders shall make available the Loan on the Drawdown Date.  In order to utilize the Loan the Borrower must submit a Drawdown Notice as provided for in Article 4.

Chapter 4  Representations, Warranties and Undertakings

Article 16   The Borrower represents and warrants to the Lenders as follows:

1.                                       It is a limited liability company duly established and validly existing under the laws of the British Virgin Islands and has full power, authorization and right to assume civil liabilities with all of its assets and to conduct its business activities.

2.                                       It has full qualification and ability to enter into and perform its obligations under this Agreement.

3.                                       The financial status and management ability of the Borrower is competent for the purpose of completing the Transactions and it is experienced in the operation and management of its business.

4.                                       Prior to the completion of the Transactions, all material approvals, licenses, consents, notarizations, registrations, filings of any governmental agencies and any other body required for it to execute this Agreement and the Transaction Financing Documents and conduct the

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transaction contemplated hereunder have been duly obtained and completed, which are sufficient, legal and valid.

5.                                       It has been conducting its business activities in accordance with applicable laws and has not to the best of its knowledge and belief conducted any action beyond its approved business scope.

6.                                       It has read seriously and fully understood and accepted the content of this Agreement, and it has voluntarily agreed to execute and perform this Agreement and all of its expressions of intent are true.

7.                                       The execution of this Agreement and performance of its obligations hereunder do not and will not conflict in any material respect with:

(a)                                  its articles of association;

(b)                                 any other agreement binding upon it; or

(c)                                  any law, regulation or regulatory rule applicable to it.

8.                                       It has taken all material corporate action and other necessary actions and obtained all material consents necessary for it to execute and perform this Agreement.  This Agreement is duly executed by its legal representative or the authorized signatory and is binding on it.

9.                                       All documents, materials, statements and certificates provided by it to the Lenders are accurate, true, complete and valid in all material respects, and those documents provided in the form of duplicate copies are consistent with the original copies.

10.                                 Prior to the completion of the Transactions, all material approvals, consents and licenses necessary for such Transactions have been obtained from the relevant governmental agencies of the PRC and other relevant jurisdictions (as applicable).

11.                                 In its reasonable opinion as at the date hereof the anticipated economic prospect of the Transactions is adequate to ensure the full repayment of the principal and interest of the Loan.

12.                                 The Loan is to be used for the Purpose set out in Article 2 above.

13.                                 There is no event of default under the Transaction Financing Documents which is reasonably likely to occur and be continuing as a result of any Loan.  There does not exist any other event or circumstance which will

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constitute a breach under the documents binding or involving it or its Subsidiaries or the assets of it (or its Subsidiaries) and which could constitute a Material Adverse Effect.

14.                                 Other than in accordance with or pursuant to the Transaction Documents, no encumbrance has been created on all or any part of its property, assets or revenue except for those having been approved by the Lenders in advance (in writing) or having been disclosed to the Lenders in advance (in writing) and, to which, the Lenders did not provide any written objection within fifteen (15) Business Days of such disclosure or customary netting or set off arrangements arising in the ordinary course of its banking arrangements (other than borrowings or similar credit arrangements) and any security arising in connection with any tax liens.

15.                                 The Borrower did not to the best of its knowledge and belief, fail to disclose any of the following events:

(a)                                  Material violation of any law or regulation applicable to the Borrower, any material claim being contested against or related to the Borrower;

(b)                                 Material breach of the Transaction Documents to which any of its Subsidiaries is a party;

(c)                                  Material obligation or material contingent obligation borne by the Borrower or mortgage or pledge provided to a third party by the Borrower other than permitted by this Agreement;

(d)                                 Pending lawsuit or arbitration procedure related to the Borrower which if adversely determined may have a Material Adverse Effect;

(e)                                  Other events which may have Material Adverse Effect to the financial status of the Borrower and its ability to repay the Loan; and

(f)                                    Material amendments to or restatements of the Transaction Documents.

16.                                 On or prior to the Completion Date, the approval by the State Administration of Foreign Exchange of the Guarantee provided by CAA has been obtained and relevant registration procedures in relation to such Guarantee have been completed.

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17.                                 [On or prior to the Drawdown Date of any Loan under this Agreement, all applicable conditions precedent for completion of the relevant Transaction (in accordance with and pursuant to the Transaction Documents) for which such Loan will be used have been satisfied or waived.](4)

All of the representations and warranties made by the Borrower hereunder will be accurate in all material respects on each Drawdown Date and on the first day of each Interest Period with reference to the facts and circumstances subsisting on such day.

[Special Provision:

Clean Up Period: For the period ending sixty (60) days after the date of any disbursement of the Loan (the “Clean Up Period”), events or circumstances relating to the assets or equity acquired with the proceeds of such drawdown which would otherwise breach the representations, warranties and undertakings under this Agreement shall not constitute a breach of representation, warranty, undertaking or Event of Default or potential event of default or operate to stop disbursements under the Loan provided such event(s) (i) do not have a Material Adverse Effect; (ii) is or are (as applicable) capable of being cured by using reasonable efforts and (iii) has or have (as applicable) not been procured by or approved by any Obligor and further provided that if the relevant circumstances are continuing at the end of the Clean Up Period there shall be a breach of representation, warranty, undertaking or Event of Default, as the case may be.](5)

“Material Adverse Effect” means a material adverse effect in:

(a)                                  the ability of the Obligors (taken together) to perform their payment obligations under this Agreement;

(b)                                 the business, operations or asset conditions (financial or otherwise) of the Borrower and its Subsidiaries (taken together); or

(c)                                  the validity or enforceability of this Agreement and/or the Guarantee or the rights and remedies (in each case taken as a whole) of the Lenders under such agreements.

Article 17   The Borrower undertakes to the Lenders that prior to the full payment and discharge of the principal and interest of the Loan and other sums payable

(4) This clause is not included in the Facility Agreement of Chinalco Assets Holdings Limited.

(5) This clause is not included in the Facility Agreement of Chinalco Assets Holdings Limited.

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under this Agreement:

1.                                       It will provide, promptly after they have been produced, the Lenders with the latest unaudited financial statements half yearly and the audited financial statements of last year (and, in this case, together with those of any other Obligor); upon written demand by the Lenders (acting reasonably) from time to time, it will provide documents and materials in relation to (including without limitation of) the financial condition, business and operations of any Obligor (in each case subject to any confidentiality, legal or regulatory restrictions on disclosures).

2.                                       It will provide to the Lenders details of any material litigation, arbitration or administrative proceedings which would be reasonably likely, if adversely determined, to have a Material Adverse Effect.

3.                                       It will obtain and keep relevant approval necessary for the operation of its business where failure to do so would have a Material Adverse Effect.

4.                                       Except for those required or contemplated by the Transaction Documents or having been disclosed to the Lenders in advance (in writing) and to which the Lenders did not provide any written objection within fifteen (15) Business Days of such disclosure, or customary netting or set off arrangements arising in the ordinary course of its banking arrangements (other than borrowings or similar credit arrangements) and any security arising in connection with any tax liens, it will obtain the Lenders’ prior written approval before arranging any guarantee, mortgage, pledge or other encumbrance in favor of any person unless otherwise agreed.

5.                                       In case that any of the events of default in respect of itself or the Guarantor set out in Chapter 7 of this Agreement occurs and is continuing (without being remedied or waived), it shall notify the Lenders within three (3) Business Days upon the awareness of the occurrence and take reasonable and timely remedial actions against such events.

6.                                       It will give a written acknowledgement to the Lenders within five (5) Business Days after receiving the statement sent by the Lenders which specifies the un-drawn amount of the Loan and outstanding principal and interests.

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7.                                       Except for those having been disclosed to the Lenders in advance (in writing) and to which the Lenders did not provide any written objection with fifteen (15) Business Days of such disclosure, without prior written consent of the Lenders, it will not (and shall procure that all of its Subsidiaries will not) engage in any merger, division, acquisition or corporate restructuring, unless such merger, division, acquisition or corporate restructuring takes place in connection with the Transaction Documents or is undertaken pursuant thereto.

8.                                       Unless otherwise provided by law, it shall ensure that at all times its payment obligations under the Transaction Financing Documents shall rank at least pari passu with all of its other unsecured claims or unsubordinated creditor claims.

9.                                       The parties shall, and the Borrower shall procure that the Guarantor will, enter into an intercreditor agreement before the Completion Date and thereby clearly set out the rights and obligations of the members of the syndicate.

Special Provision:

Nothing in this Agreement shall restrict or prevent an Obligor or any of its Subsidiaries from being able to comply with any of its obligations under the Transaction Documents.

Chapter 5  Repayment of the Loan

Article 18   Unless otherwise agreed by the Lenders, the Borrower will repay to the Lenders in equal installments the remaining balance of the principal amount of the Loan on each anniversary of the Completion Date commencing from the eighth (8th) anniversary of the Completion Date to the Final Repayment Date.

Article 19   The final repayment date shall be the date falling on the fifteenth (15th) anniversary of the Completion Date (the “Final Repayment Date”).

Article 20   The Borrower shall have the right to prepay the whole or any part of the Loan (but, if in part, by a minimum of US$25,000,000 or such other amount as agreed between the Borrower and the Lenders) by giving the Lenders (i) not less than sixty (60) days (or such shorter period as the Lenders may agree) prior written notice in the event that the amount of prepayment is equal to or more than US$5 billion; (ii) not less than thirty (30) days (or such shorter period as the Lenders may agree) prior written notice in the event that the amount of prepayment is equal to or more than US$1 billion but less than US$5 billion; or (iii) not less than twenty (20) days (or such shorter period as the Lenders may agree) prior written notice in the event that the amount of

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prepayment is less than US$1 billion.  No fees or penalties shall be payable by the Borrower to the Lenders in the event of prepayment. The Borrower shall make the prepayment to the Lenders on a proportional basis.

Article 21   The Borrower shall have the right to cancel the whole or any part of the available unutilized Loan (but, if in part, by a minimum of US$25,000,000 or such other amount as agreed between the Borrower and the Lenders) by giving the Lenders not less than twenty (20) Business Days (or such shorter period as the Lenders may agree) prior written notice.  For the avoidance of doubt, no fees or penalties shall be payable by the Borrower to the Lenders in the event of cancellation. The Borrower shall cancel the Loan Commitment Amounts of the Lenders on a proportional basis.

Article 22   The Borrower shall not request for redrawing any prepaid or cancelled amount.

Article 23   The Borrower shall (unless the Lenders otherwise agree) prepay the Loan in an amount equal to any Net Disposal Proceeds received by the Borrower, except to the extent the Net Disposal Proceeds shall be used by the Borrower or its relevant Subsidiaries in the ordinary course of business.  Any prepayment made under this Article 23 shall be made on the last date of the Interest Period for the date of receipt of the Net Disposal Proceeds by the Borrower.

Special Provision:

“Disposal” means a sale, lease, transfer, recapitalization or other disposal completed at any time by the Borrower in respect of any of its interest in Rio Tinto acquired by it pursuant to the Transaction Documents (whether by a voluntary or involuntary single transaction or series of transactions) (other than pursuant to or in connection with the Reorganisation Steps (as that term is defined in the CIA);

“Net Disposal Proceeds” means the cash proceeds of any Disposal after deducting:

(a)                                  any reasonable fees, costs and expenses which are incurred by the Borrower in connection therewith; and

(b)                                 any tax incurred and required to be paid by or reserved against the Borrower in connection with that Disposal (as reasonably determined by the Borrower).

Article 24   Any prepayment hereunder (whether voluntary or involuntary) shall be applied towards the repayment of the Loan in the reverse order.

Article 25   All payments by the Borrower under this Agreement shall be paid in

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full to the Lenders without set-off or counterclaim or retention and free and clear of and without any deduction or withholding for or on account of any taxes or any charges.  In the event the Borrower is required by law to make any such deduction or withholding from any payment hereunder, then the Borrower shall forthwith pay to the Lenders such additional amount as will result in the immediate receipt by the Lenders of the full amount which would have been received hereunder had no such deduction or withholding been made.  If at any time the Borrower becomes aware that any such deduction, withholding or payment in this Article 25 is or will be required, it shall immediately notify the Lenders and supply all available details thereof.  In addition, the Borrower shall promptly forward to the Lenders copies of official receipts or other evidence of payment to the relevant taxation or other authorities of any tax so deducted or withheld.

Special Provision:

Each Lender shall, in consultation with the Borrower, take reasonable steps which are consistent with laws, regulations or regulatory requirements, to mitigate, on a best efforts basis, any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of the matters set out in this Article 25 (including any deduction or withholding or tax payment or other charges required pursuant to Article 25) including (but not limited to) transferring its rights and obligations under this Agreement to another Affiliate or changing its facility office (being the office or offices notified by a Lender to the Borrower in writing on or before the date of this Agreement as the office (or offices) through which it will perform its obligations under this Agreement.).

Chapter 6  Guarantee

Article 26   The Loan is guaranteed by CAA by way of a guarantee executed and issued by CAA substantially in the form attached hereto as Annex 3 on the same date hereof (the “Guarantee”).

Special Provision:

For avoidance of doubt, no other guarantees or security will be provided by the Borrower to the Lenders prior to the completion of all Transactions under the Transaction Documents (with the exception of those Transaction(s) waived and not completed pursuant to the CIA).

Article 27   After the completion of all Transactions contemplated under the Transaction Documents (with the exception of those Transaction(s) waived and not completed pursuant to the CIA), upon the Lenders’ request the Borrower will at such time create security in favor of the Lenders relating to any interest in Rio Tinto obtained by the Borrower as a result of its investment pursuant to the Transaction Documents.

17

The parties will in good faith negotiate and implement the specific provisions and other details of such security.

Chapter 7  Events of Default

Article 28   Each of the following events shall constitute an Event of Default under this Agreement:

1.                                       The Borrower fails to pay the principal or interest or other sum when due and payable pursuant to provisions of this Agreement unless failure to pay is caused by an administrative or technical error and such failure is remedied within three (3) Business Days.

2.                                       The Borrower fails to use the Loan for the Purpose as provided in this Agreement unless such use has been agreed by the Lenders in writing.

3.                                       Any representations or warranties made by the Borrower under this Agreement prove to be incorrect or misleading in any material respect and such breach is not remedied within twenty (20) Business Days of the Lenders giving the Borrower notice of such breach.

4.                                       Any representations or warranties made by the Guarantor under the Guarantee prove to be incorrect or misleading in any material respect.

5.                                       The Borrower is in breach of any undertaking made in this Agreement (other than as set out in paragraph 1 above) and such breach is not remedied within twenty (20) Business Days of the earlier of (i) the Lenders giving the Borrower notice of such breach and (ii) the date the Borrower became aware of its occurrence.

6.                                       The Borrower fails to obtain all material licenses or approval necessary for the Transactions.

7.                                       The Borrower or any of its Subsidiaries defaults materially under any Transaction Documents to which it is a party.

8.                                       The Borrower is unable or admits its inability to pay its debts as they fall due.

9.                                       The Borrower or the Guarantor is declared or becomes bankrupt or insolvent, or is dissolved (other than a voluntary dissolution with the agreement of the Lenders).

10.                                 The occurrence of any event of default under the Guarantee.

18

11.                                 The occurrence of a failure to repay principal and/or interest as required under any other Transaction Financing Document which would constitute an event of default under such Transaction Financing Document.

12.                                 Any event or circumstance which in the reasonable opinion of the Lenders has had, or is likely to have, a Material Adverse Effect.

Article 29   Subject to Certain Funds (Article 14) [and the Clean-Up Period (Article 16)](6), upon the occurrence of any forgoing event of default (and expiration of the applicable grace period), the Lenders are entitled to take one or several of the following actions:

1.                                       request the Borrower to cure such breach within a specific time limit (or further time limit if applicable);

2.                                       cancel the unutilized Loan;

3.                                       declare all outstanding Loans to be immediately due and require the Borrower to immediately repay all outstanding principal, interests of the Loan and other sums payable;

4.                                       require the Borrower to procure additional or replacement guarantee(s) or security (subject at all times to the terms and conditions set out in Article 27 as applicable hereto); or

5.                                       declare to exercise or realize any right under the Guarantee (or any security that may have been granted to the Lenders in connection with this Agreement) related to the Loan.

Chapter 8  Amendments to Agreement

Article 30   Any amendment or supplement to any provisions of this Agreement shall be made in writing.  Any amendment and supplement to this Agreement forms an integral part of this Agreement.

Article 31   If any provision hereunder becomes invalid as a result of the changes of laws or regulations or jurisdictional reasons, the validity of the remaining provisions shall not be affected.  The parties shall negotiate in good faith to modify the relevant provision as soon as possible.

(6)  This reference is not included in the Facility Agreement of Chinalco Assets Holdings Limited.

19

Chapter 9  Set-off, Assignment and Waivers

Article 32   The Borrower shall pay the sum payable in full amount without any set-off or counterclaim pursuant to the provisions hereunder.

Article 33   The Borrower may not assign any of its rights or obligations under this Agreement to a third party without the prior written consent of the Lenders.  The parties understand that the Borrower may, in order to consummate relevant Transactions, need to assign all or part of its rights and obligations hereunder to CAA or its relevant Subsidiaries related to the Transactions or to make other similar arrangements. The Lenders agree to consider in good faith such request of the Borrower.

Each Lender may only assign its rights or obligations under this Agreement to any third party with the consent of the Borrower unless the assignment is to (i) an Affiliate of the Lender (provided that it is a bank or financial institution) or (ii) an Initial Lender under the Transaction Financing Documents, provided that, such entity (a) agrees to be bound by the terms of this Agreement, (b) will enter into any agreements required to be entered into by it pursuant to the Transaction Financing Documents or the Transaction Documents and any other agreements reasonably required by the parties hereto in connection with the Transaction Financing Documents or Transaction Documents and (c) confirms no additional or increased costs or taxes shall be incurred by the Borrower upon, or, as a result of such transfer.

Article 34   Any tolerance, extension, privilege or delay granted by the Lenders to the Borrower in connection with the performance of the obligations hereunder shall not affect, jeopardize or restrict any rights and interests of the Lenders in accordance with this Agreement, laws and regulations, and it shall neither be deemed as a waiver by the Lenders of their rights and interests hereunder nor affect the performance by the Borrower of any of its obligation hereunder.

Chapter 10  Governing Law and Disputes Resolution

Article 35   This Agreement shall be governed by and construed in accordance with the PRC law.

Article 36   The parties hereto undertake to use their best reasonable efforts to resolve any dispute arising out of or in connection with this Agreement (a “Dispute”) through consultation in good faith and mutual understanding, provided that the aforesaid obligation shall not prejudice the exercise of any right or remedy of either party hereto by any such party in respect of any such Dispute.

Article 37   Any Dispute arising out of or in connection with this Agreement shall be resolved through friendly consultation. If no settlement can be reached through such consultation, each party shall have the right to submit such Dispute to the China

20

International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration.  The arbitration shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration.  The arbitral award shall be final and binding upon the parties.  The arbitration shall take place in Beijing.

Chapter 11  Miscellaneous

Article 38   The Annexes attached to this Agreement as jointly confirmed by the parties constitute integral parts of this Agreement.

Article 39   Where the context admits or requires, any party referred hereunder shall include the respective successor and approved assignee thereof.

Article 40   All notices and requests related to this Agreement shall be given or made in writing and shall be delivered to the relevant addresses of the relevant party as stated at the beginning of this Agreement.  Any change to the address of either party shall be notified to the counterparty in time.

The communication between and among the parties, if delivered by courier, shall be deemed to have been received at the time of actual delivery; if delivered by registered letter, it shall be deemed to have been received three (3) days after being dispatched; if delivered by mail or by telex or facsimile, it shall be deemed to have been received at the time of receipt of the confirmation signals at sender’s terminal.

Article 41   This Agreement shall come into effect on the date of execution by the legal representative or the authorized signatories of the parties and affixation of company chops (if applicable).

This Agreement is made in English and Chinese and both versions shall have equal legal effect.  In the event of any conflict or discrepancy between the English and Chinese versions of this Agreement, the Chinese version shall prevail.  The Chinese version of this Agreement shall be made in twelve (12) originals, in respect of which the Lead Arranger, the Lenders and the Borrower shall each hold two copies; and shall be made in six (6) counterparts, in respect of which the parties hereto shall each hold one copy. The English version of this Agreement shall be made in six (6) originals and the parties hereto shall each hold one copy thereof.

21

EXECUTED BY:

The Borrower:

[Name of the Borrower]

By:
Name:
Title:
Address:

By:
Name:
Title:
Address:

The Lead Arranger:

China Development Bank Limited

(Company Chop)

Legal Representative (Signature)

(or Authorized Signatory)

The Lender:

Party A: China Development Bank Limited

(Company Chop)

Legal Representative (Signature)

(or Authorized Signatory)

The Lender:

Party B: The Export-Import Bank of China

(Company Chop)

Legal Representative (Signature)

(or Authorized Signatory)

The Lender:

Party C: Agricultural Bank of China Limited

(Company Chop)

Legal Representative (Signature)

(or Authorized Signatory)

The Lender:

Party D: Bank of China Limited

(Company Chop)

Legal Representative (Signature)

(or Authorized Signatory)

Annex 1 Loan Commitment Amounts

Name of Lender	Loan Commitment Amount
China Development Bank Limited	US$
The Export-Import Bank of China	US$
Agricultural Bank of China Limited	US$
Bank of China Limited	US$

1

Annex 2 Drawdown Notice

From :                                                                               (the “Borrower”)

To: [names of the Lenders]

Address:

Post Code:

[Date]

Dear Sirs:

Re: Facility Agreement (the “Loan Agreement”) with the Agreement No                                                             .

We refer to the Loan Agreement, we hereby request an advance (the “Advance”) with an amount of US$               on                 .

We will utilize such Advance only for the purpose specified in the Loan Agreement.

Please transfer the Advance aforementioned to                                                (account name and account number) pursuant to Chapter 3 of the Loan Agreement.

We hereby confirm that all of the conditions required for the Lenders to make the loan under Article 14 of the Loan Agreement have been satisfied.

On behalf of                                                                   company

Authorized Signatory

1

Annex 3 Form of Guarantee

[English Translation]

Contract No.: Chinalco Wai Bao Zi 2009-00 [               ]

GUARANTEE CONTRACT

THIS GUARANTEE CONTRACT (Contract No.: Chinalco Wai Bao Zi 2009-00 [                 ]), dated as of March     , 2009 (this “Contract”), by and among the following parties:

(1)           Guarantor: Aluminum Corporation of China (hereinafter referred to as the “Guarantor”)

Address: 62 North Xizhimen Street, Beijing

Post Code: 100082

Legal Representative: Weiping Xiong

Bank:  Guanganmen Office, Xuanwu Subbranch, Beijing Branch, Industrial and Commercial Bank of China

Account No.:  0200001919003201871

Telephone: (010) 82298359

Fax: (010) 82298954

(2)           Lenders (hereinafter referred to collectively as the “Lenders”):

China Development Bank Limited

Address: No. 29, Fu Cheng Men Wai Street, Xicheng District, Beijing, China

Post Code: 100037

Legal Representative: Chen Yuan

Telephone: +86-10-66492152

Fax: +86-10-66413956

The Export-Import Bank of China

Address: No.30, Fu Xing Men Nei Street, Xicheng District, Beijing, China

Post Code: 100031

Legal Representative: Li Ruogu

Telephone: +86-10-66058085

Fax: +86-10-66060636

Agricultural Bank of China Limited

Address: No. 69, Jian Guo Men Nei Avenue, Dongcheng District, Beijing, China

Post Code: 100005

Legal Representative: Xiang Junbo

Telephone: +86-10-85106600

Fax: +86-10-85106661

Bank of China Limited

Address: 1 Fu Xing Men Nei Street, Beijing, China

Post Code: 100818

Legal Representative: Xiao Gang

Telephone: +86-10-66596688

Fax: +86-10-66593777

WHEREAS:

The Lenders and [•] (the “Borrower”) entered into a Facility Agreement (Agreement No.: Chinalco Car Project Wai Rong Zi 2009-00 [ • ]) on March [•], 2009 (the “Facility Agreement”), pursuant to which the Lenders will grant to the Borrower a loan facility in a principal amount of US$[•] (the “Loan”).

The Guarantor agrees to provide a joint and several liability guarantee with respect to the obligations of the Borrower under the Facility Agreement (the “Obligations”).

The Lenders and the Borrower hereby agree as follows through consultation:

Unless otherwise defined herein, the definitions (of the terms) hereunder shall be the same as set forth in the Facility Agreement.

Chapter 1
Master Contract and Type, Scope and Term of Guarantee

Article 1        The master contract for this Contract (the “Master Contract”) is the Facility Agreement, i.e., the Facility Agreement with Agreement No.: Chinalco Car Project Wai Rong Zi 2009-00 [ • ].

The Guarantor agrees to provide a joint and several liability guarantee with respect to the obligations of the Borrower under the Facility Agreement in accordance with the terms and conditions of this Contract. The principal claim hereunder shall be the principal amount of [•]US Dollars (US$[•]) borrowed by the Borrower under the Facility Agreement with a loan term of fifteen (15) years.

Article 2        The scope of guarantee of the Guarantor hereunder shall be as follows (the “Guaranteed Debts”):

The principal and interest (including the agreed interest and default interest) to be repaid and paid by the Borrower to the Lenders under the Facility Agreement, the expenses in connection with the realization of the creditor’s rights (including, without limitation, litigation expenses and enforcement expenses, etc.) and any other reasonable sum payable by the Borrower to the Lenders under the Facility Agreement.

Article 3        In the event of any failure by the Borrower to pay any Obligation due and payable under the Facility Agreement when due (including, without limitation, any reasonable amount payable by the Borrower upon declaration by the Lenders of the Loan to be due prior to maturity under the Facility Agreement), the Guarantor shall unconditionally pay such guaranteed Obligation as required by the Lenders within fifteen (15) “Business Days” from the date of receiving a written payment notice from the Lenders.

“Business Day” means a day (other than Saturday, Sunday or any public holiday as required by law) on which banks are open for general business in Beijing, the People’s Republic of China.

Article 4        The Guarantor hereby unconditionally and irrevocably authorizes the Lenders to, if the Guarantor fails to pay any sum hereunder when due as required by the Lenders, deduct and transfer such sum directly from any account opened with the Lenders or any branch thereof without the prior consent of the Guarantor; provided, however, that the Lenders shall promptly notify the Guarantor in writing to ensure that the Guarantor is aware of the deduction and transfer set forth above, and release the Guarantor from the relevant guarantee liability after such deduction and transfer.

Article 5        The term of guarantee hereunder shall be two (2) years from the date on which the term for the performance of the obligations under the Facility Agreement has expired.

In the event of any declaration by the Lenders of the obligations to be due prior to maturity in accordance with any law or regulation or the Master Contract, the term of guarantee shall end two (2) years after the date on which the time limit for the performance of the obligations as notified by the Lenders to the Borrower has expired.

Chapter 2
Nature and Effect of the Guarantee

Article 6        The guarantee hereunder shall be a continuing guarantee and shall be in full force and effect until the Guaranteed Debts have been fully repaid.

The validity of this Contract shall not be affected by the liquidation, merger, division, restructuring, bankruptcy or any other organizational change of the Guarantor or any other person, or any other arrangement relating to the Borrower’s obligations.

Article 7        The guarantee hereunder shall be independent from any other guarantee obtained by the Lenders for the Guaranteed Debts. The Lenders shall not be required to exercise any other guarantee held by it or take any other remedy prior to its exercise of the rights hereunder.

Chapter 3
Representations and Warranties of the Guarantor

Article 8        The Guarantor represents and warrants to the Lenders as follows:

(i)         It is an enterprise as legal person duly established and validly existing in accordance with law with an independent legal person status. It has full capacity and right to enter into this Contract and perform the obligations hereunder.

(ii)        It has been conducting business activities in accordance with law, and has not engaged in any activity beyond its scope of business as registered with the relevant administration of industry and commerce.

(iii)       It has carefully read and fully understands and accepts the content of the Facility Agreement and this Contract, and it has voluntarily agreed to execute and perform this Contract and all of its expressions of intent are true.

(iv)       It has obtained all approvals from government authorities necessary for it to execute this Contract. The execution of this Contract by the Guarantor has been authorized by all requisite corporate actions.  This Contract is duly executed by its legal representative or an authorized signatory.

(v)        Its execution of this Contract and performance of its obligations hereunder do not contravene:

(1)     its articles of association;

(2)     any other agreement entered into by it; or

(3)     any law or regulation applicable to it.

(vi)       This Contract is legal and valid, and constitutes legal, valid and legally binding obligations of the Guarantor.

(vii)      It is in good financial condition, and has the ability to provide the guarantee for the Guaranteed Debts. Its financial condition has not been materially adversely affected by any arbitration, litigation or administrative proceeding that it is aware of.

(viii)     The Guarantor shall provide its audited financial statements to the Lenders every year in a timely manner. The financial statements provided by the Guarantor have been prepared in accordance with the accounting regulations promulgated by the Ministry of Finance, and truly and accurately reflect the financial conditions of the Guarantor for the period stated in such financial statements. There has not been any material deterioration in the financial condition of the Guarantor since the date of the most recent financial statements.

(ix)       All documents, materials, statements and certificates provided by it to the Lenders are accurate, true, complete and valid, and those documents provided in the form of duplicate copies are consistent with the original copies.

Article 9        The representations and warranties of the Guarantor set forth above shall remain true and accurate at any time during the effective term of this Contract in light of the facts and circumstances subsisting at that time, and the Guarantor warrants that it will provide any further documents from time to time as required by the Lenders.

Chapter 4
Covenants of the Guarantor

Article 10     The Guarantor shall comply with all laws and regulations relating to this Contract, and strictly perform and comply with the responsibilities and obligations hereunder.

Article 11 The Guarantor shall obtain and complete all approvals or registration procedures necessary for this Contract to remain legal and valid, and handle all other necessary matters. In the event that the time limit for the performance of the guarantee by the Guarantor needs to be extended as agreed by the Guarantor and the Lenders, the Guarantor shall obtain the approval of such extension by the relevant State foreign exchange administration prior to the agreed effectiveness date of such extension.

Article 12     The Guarantor shall promptly notify the Lenders of the following events:

(i)         the occurrence of any Event of Default; and

(ii)        any material litigation, arbitration or administrative proceeding involving the Guarantor.

For the purposes of this Article and this Contract, “material litigation” means any litigation, arbitration or administrative proceeding with a subject-matter amount more than RMB500,000,000.

Article 13     Prior to the full repayment of any Guaranteed Debt under the Facility Agreement, the Guarantor shall not engage in any of the following actions without the prior written consent of the Lenders:

(i)      any change in its operation mode or ownership structure, such as merger, division, joint stock restructuring, or any reduction of its registered capital; provided that if the Guarantor has made reasonable arrangements for the performance of its responsibilities and obligations with respect to the guarantee hereunder, the Lenders shall not unreasonably withhold its written consent;

(ii)        any change or amendment to the Articles of Association of the Guarantor which would have a material effect on the ability of the Guarantor to perform the guarantee hereunder;

(iii)       any sale or transfer of its entire equity interest in the Borrower, or any sale of any part of its equity interest in the Borrower which would give rise to any loss of direct or indirect control of the Borrower.

Article 14     In the event of any material amendment in its registration with the relevant administration of industry and commerce, the Guarantor shall notify the Lenders as soon as practicable and deliver copies of the relevant registration documents to the Lenders.

Article 15     Without the prior written consent of the Guarantor, the Lenders and the Borrower shall not agree to amend any material provision of the Facility Agreement (such as lender, borrower, term of loan, amount of loan, currency, interest rate and governing law, etc.) which may give rise to any change in the guarantee obligations. If the Guarantor agrees to such amendment, it shall, in accordance with the relevant laws and regulations, apply to the relevant State foreign exchange administration for approval of such change to the Guarantee Contract for purposes of making such amendment and change to become effective.

Article 16     Without the prior written consent of the Borrower and the Guarantor, the Lenders shall not assign the creditor’s rights guaranteed by this Contract to any third party other than the initial lenders. Otherwise, the Guarantor shall not be liable to such third party for the guarantee. If the Guarantor agrees to such assignment and to continue to provide the guarantee therefor, it shall, in accordance with the relevant laws and regulations, apply to the relevant State foreign exchange administration for approval of the amendment in this Contract to give effect thereto.

Chapter 5

Events of Default

Article 17   Upon the effectiveness of this Contract, the Guarantor and the Lenders shall fully perform their obligations herein. In the event of any failure by any party to perform any obligation as provided herein in whole or in part, it shall bear the relevant liability for such breach, and indemnify the other party for any losses arising therefrom.

Article 18   Each of the following events or circumstances shall constitute an Event of Default of the Guarantor under this Contract:

(i)            Any representation or warranty made by the Guarantor under this Contract proves to be incorrect, untrue or misleading in any material respect which would cause losses to the Lenders, and such breach is not cured within twenty (20) Business Days of the Lenders giving the Guarantor notice of such breach;

(ii)           The Guarantor suspends or stops its business operation or is subject to bankruptcy, liquidation, closedown or any other similar procedure, or any petition for bankruptcy or liquidation is filed against it, or it has been ordered to suspend or stop its business activities by competent authorities;

(iii)          The occurrence of any material litigation, arbitration or administrative proceeding which would have a material adverse effect on the Guarantor’s ability to perform its guarantee obligations hereunder;

(iv)          Any breach by the Guarantor of any of its material obligations hereunder,

or the occurrence of any other event that would have a material adverse effect on the Lenders’ rights hereunder.

Article 19   Upon the occurrence of any Event of Default set forth above, subject to the “Certain Funds” (Article 14) and “Clean-up Period” (Article 16) provisions of the Facility Agreement, the Lenders shall be entitled to take one or more of the following actions:

(i)            declare the utilized Loan to be immediately due, and require the Borrower to immediately repay the principal and interest of the Loan and other sums payable;

(ii)           declare to exercise or realize any right of the Lenders under this Contract.

Chapter 6

Expenses and Indemnification

Article 20   All reasonable expenses incurred in connection with the execution of this Contract, handling necessary registration, filing or notorization procedures, and enforcement of this Contract, shall be borne by the Guarantor.

Article 21   Upon request of the Lenders, the Guarantor shall indemnify the Lenders for and against the following expenses and losses:

(i)            all reasonable expenses incurred by the Lenders in connection with the realization of the security interest hereunder (including litigation expenses and enforcement expenses, etc.); and

(ii)           any other reasonable sum payable by the Guarantor to the Lenders hereunder.

Article 22   If the Guarantor fails to pay any reasonable sum hereunder when due as required by the Lenders, the Lenders shall have the right to deduct and transfer such sum directly from any account opened by the Guarantor with the Lenders or any branch thereof at any time without the prior consent of the Guarantor; provided, however, that it shall promptly notify the Guarantor.

Chapter 7

Effectiveness of the Contract

Article 23   This Contract shall come into effect on the date on which it has been executed by the legal representative or the authorized signatory of each of the Guarantor and the Lenders with affixation of company chops or contract chops and the relevant State foreign exchange administration has approved the guarantee hereunder.

Chapter 8

Governing Law and Dispute Resolution

Article 24   This Contract shall be governed by, and construed in accordance with, the laws of the People’s Republic of China.

Article 25   The parties hereto undertake to use their best reasonable efforts to resolve any dispute or controversy arising out of the performance of this Contract or in connection with this Contract during the performance hereof (a “Dispute”) through consultation in good faith and mutual understanding, provided that the aforesaid obligation shall not prejudice the exercise of any right or remedy of either party hereto by any such party in respect of any such Dispute.

If no settlement can be reached through such consultation, each party shall have the right to submit such Dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules in effect at the time of such submission. The arbitral award shall be final and binding upon the parties. The arbitration shall take place in Beijing.

Chapter 9

Miscellaneous

Article 26   The Guarantor shall not assign or otherwise dispose of all or any of its responsibilities and obligations hereunder without the consent of the Lenders.

Article 27   The Guarantor shall pay any sum payable by it in full hereunder without any claim for set-off or conditions.

Article 28   Any tolerance, extension, privilege or delay granted by the Lenders to the Guarantor in connection with the performance of the obligations hereunder shall not affect, jeopardize or restrict any right of the Lenders in accordance with this Contract, laws and regulations, and it shall neither be deemed to be a waiver by the Lenders of their rights and interests hereunder nor affect the responsibilities and obligations borne by the Guarantor hereunder.

Article 29   Any amendment or supplement to this Contract shall be made in writing by the parties, and shall form an integral part of this Contract. No amendment or supplement to any material provision of this Contract shall become effective until the Guarantor has obtained the approval by the relevant State foreign exchange administration of such amendment or supplement. The “material provision” set forth above shall mean Articles 1 to 7, Articles 15 to 19, and Articles 23 to 25 of this Contract.

Article 30   All notices and requests of the parties hereto related to this Contract shall be given or made in writing and shall be delivered to the address of the relevant party as stated at the beginning of this Contract.  Each party shall promptly notify to the other party of any change to its address.

Any correspondences between the parties, if delivered by courier, shall be deemed to have been received at the time of actual delivery; if delivered by registered letter, shall be deemed to have been received three (3) days after being dispatched; if delivered by telex or facsimile, shall be deemed to have been received at the time of receipt of the confirmation signals at sender’s terminal.

Chapter 10

General Provisions

Article 31   This Contract is made in five (5) originals and six (6) counterparts with equal legal validity; the Lenders and the Guarantor each shall keep one original and one counterpart, and one counterpart shall be submitted to the relevant State foreign exchange administration of for approval.

Article 32   This Contract is made in Chinese. Notwithstanding any version in any other language, in the event of any inconsistency or conflict between such other version and the Chinese version, the Chinese version shall prevail.

[SIGNATURE PAGE]

Guarantor:

Aluminum Corporation of China (Chop)

Legal Representative or Authorized Signatory (Signature):

[SIGNATURE PAGE]

Lenders:

China Development Bank Limited (Chop)

Legal Representative or Authorized Signatory (Signature):

[SIGNATURE PAGE]

The Export-Import Bank of China (Chop)

Legal Representative or Authorized Signatory (Signature):

[SIGNATURE PAGE]

Agricultural Bank of China Limited (Chop)

Legal Representative or Authorized Signatory (Signature):

[SIGNATURE PAGE]

Bank of China Limited (Chop)

Legal Representative or Authorized Signatory (Signature):

Annex 4 Transaction Documents

a)             The Co-operation and Implementation Agreement (“CIA”);

b)            the Subscription Agreements to be executed on the GACB Completion Date;

c)             the Convertible Bonds Trust Deed to be executed on the GACB Completion Date;

d)            the Relationship Agreement to be executed on the GACB Completion Date;

e)             the Strategic Asset Tracking Notes Deed Poll and Terms and Conditions (in the pro forma set out in schedule 7 to the CIA) to be executed by the relevant issuer in respect of a Strategic Asset on the Completion Date;

f)             the Iron Ore Strategic Alliance Agreement;

g)            the Aluminum Strategic Alliance Agreement;

h)            the Copper Strategic Alliance Agreement;

i)              any other agreement executed in connection with a Strategic Asset between the Rio Tinto Group or a member of Chinalco Group at Completion of a transaction relating to a Strategic Asset, including any joint venture or shareholder agreement, limited liability company agreement, bauxite supply agreement, management agreement or marketing agreement to give effect to the Strategic Alliance Agreements in paragraphs (f) to (h) above;

j)              a Participant Charge, being a cross charge substantially in the form of the pro forma Participant Charge (Aluminum/Copper) set out in schedule 8 to the CIA, to be executed in respect of each Aluminum Asset and each Copper Asset on the relevant Completion Date;

k)             a Participant Charge, being a charge substantially in the form of the pro forma Participant Charge (Iron Ore) set out in schedule 8 to the CIA, to be executed by Chinalco SPV Iron Ore on the GACB Completion Date;

l)              any Intercreditor Deed executed in respect of a Strategic Asset (substantially in the form of the pro forma set out in schedule 9 to the CIA);

m)           the Master Dispute Resolution Deed (substantially in the form of the pro forma set out in schedule 10 to the CIA);

n)            the Deed of Accession (substantially in the form of the pro forma set out in annexure D to the CIA);

o)            the Escrow Agreement (substantially in the form of the pro forma set out in annexure E to the CIA);

p)            such other agreements as may be necessary to give effect to the transactions contemplated by this Co-operation and Implementation Agreement.

All defined terms shall have the meaning given to them in the CIA unless otherwise defined in this Annex 3.

1

“Aluminum Strategic Alliance”	means the strategic alliance in respect of the Aluminum commodity group constituted pursuant to clause 8.11 of the CIA (or, if applicable, clause 8.9);

“Aluminum Strategic Alliance Agreement”	means:

(a)       the agreement to be entered into by the relevant Parties and certain other Related Entities of those Parties in accordance with clause 8.11 of the CIA and reflecting the Aluminum Strategic Alliance Terms and Conditions; or

(b)      for so long as clause 8.9 of the CIA applies in relation to the Aluminum Strategic Alliance, the deemed agreement constituted by the Aluminum Strategic Alliance Terms and Conditions;

“Aluminum Strategic Alliance Terms and Conditions”	means the terms and conditions set out in schedule 4 to the CIA;

“Convertible Bonds Trust Deed”	means the trust deeds constituting the Convertible Bonds;

“Copper Strategic Alliance Agreement”	means:

(a)       the agreement to be entered into by the relevant Parties and certain other Related Entities of those Parties in accordance with clause 8.12 of the CIA and reflecting the Copper Strategic Alliance Terms and Conditions; or

(b)      for so long as clause 8.9 of the CIA applies in relation to the Copper Strategic Alliance, the deemed agreement constituted by the Copper Strategic Alliance Terms and Conditions;

“Copper Strategic Alliance Terms and Conditions”	means the terms and conditions set out in schedule 5 to the CIA;

“Deed of Accession”	means the deed to be entered into by the relevant Parties and applicable corporate vehicles, substantially in the form set out in annexure D to the CIA;

“Escrow Agreement”	means the agreement to be entered into by Rio Tinto and Chinalco and the Escrow Agent in accordance with clauses 8.4 and 21 of the CIA, substantially in the form set out in annexure E to the CIA;

“Intercreditor Deed”	means the intercreditor deed set out in schedule to the

2

CIA;

“Iron Ore Strategic Alliance Agreement”	means:

(a)       the agreement to be entered into by the relevant Parties and certain other Related Entities of those Parties in accordance with clause 8.10 of the CIA and reflecting the Iron Ore Strategic Alliance Terms and Conditions; or

(b)      for so long as clause 8.9 of the CIA applies in relation to the Iron Ore Strategic Alliance, the deemed agreement constituted by the Iron Ore Strategic Alliance Terms and Conditions;

“Iron Ore Strategic Alliance Terms and Conditions”	means the terms and conditions set out in schedule 3 to the CIA;

“Master Dispute Resolution Deed”	means the deed to be entered into on the GACB Completion Date substantially in the form set out in schedule 10 to the CIA;

“Participant Charge”	means a charge in the applicable form set out in schedule 8 to the CIA;

“Relationship Agreement”	means the relationship agreement in the form set out in annexure C to the CIA;

“Subscription Agreements”:

means the subscription agreements for Convertible Bonds substantially in the form set out in annexure A to the CIA, subject, in the case of the Convertible Bonds with a conversion right to RTL Shares, amended to reflect the applicable provisions of Australia law.

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Annex 5 Transaction Financing Documents

1.             Facility Agreement dated as of March 27, 2009 by and among Chinalco Finance Holdings Limited, as borrower, China Development Bank Limited, as lead arranger, and China Development Bank Limited, The Export-Import Bank of China, Agricultural Bank of China Limited and Bank of China Limited, as lenders (Chinalco Car Project Wai Rong Zi 2009-001)

2.             Facility Agreement dated as of March 27, 2009 by and among Chinalco Assets Holdings Limited, as borrower, China Development Bank Limited, as lead arranger, and China Development Bank Limited, The Export-Import Bank of China, Agricultural Bank of China Limited and Bank of China Limited, as lenders (Chinalco Car Project Wai Rong Zi 2009-002)

3.             Facility Agreement dated as of March 27, 2009 by and among Chinalco Iron Ore Assets Holdings Limited, as borrower, China Development Bank Limited, as lead arranger, and China Development Bank Limited, The Export-Import Bank of China, Agricultural Bank of China Limited and Bank of China Limited, as lenders (Chinalco Car Project Wai Rong Zi 2009-003)

4.             Facility Agreement dated as of March 27, 2009 by and among Chinalco Aluminum Assets Holdings Limited, as borrower, China Development Bank Limited, as lead arranger, and China Development Bank Limited, The Export-Import Bank of China, Agricultural Bank of China Limited and Bank of China Limited, as lenders (Chinalco Car Project Wai Rong Zi 2009-004)

5.             Facility Agreement dated as of March 27, 2009 by and among Chinalco Copper Assets Holdings Limited, as borrower, China Development Bank Limited, as lead arranger, and China Development Bank Limited, The Export-Import Bank of China, Agricultural Bank of China Limited and Bank of China Limited, as lenders (Chinalco Car Project Wai Rong Zi 2009-005)

6.             Guarantee Agreement dated as of March 27, 2009 by and between Aluminum Corporation of China, as guarantor, and China Development Bank Limited, The Export-Import Bank of China, Agricultural Bank of China Limited and Bank of China Limited, as lenders (Chinalco Wai Bao Zi 2009-001)

7.             Guarantee Agreement dated as of March 27, 2009 by and between Aluminum Corporation of China, as guarantor, and China Development Bank Limited, The Export-Import Bank of China, Agricultural Bank of China Limited and Bank of China Limited, as lenders (Chinalco Wai Bao Zi 2009-002)

8.             Guarantee Agreement dated as of March 27, 2009 by and between Aluminum Corporation of China, as guarantor, and China Development Bank Limited, The Export-Import Bank of China, Agricultural Bank of China Limited and Bank of China Limited, as lenders (Chinalco Wai Bao Zi 2009-003)

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9.             Guarantee Agreement dated as of March 27, 2009 by and between Aluminum Corporation of China, as guarantor, and China Development Bank Limited, The Export-Import Bank of China, Agricultural Bank of China Limited and Bank of China Limited, as lenders (Chinalco Wai Bao Zi 2009-004)

10.           Guarantee Agreement dated as of March 27, 2009 by and between Aluminum Corporation of China, as guarantor, and China Development Bank Limited, The Export-Import Bank of China, Agricultural Bank of China Limited and Bank of China Limited, as lenders (Chinalco Wai Bao Zi 2009-005)

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